FPB Bancorp, Inc. and First Peoples Bank Announce New Branch Office Opening

Port St. Lucie, Florida (May 22, 2008) –FPB Bancorp, Inc.’s wholly-owned subsidiary, First Peoples Bank, announced today the opening of its newest branch office, which is located at 2031 SW Gatlin Blvd., Port St. Lucie, Florida.  This is the sixth branch for the bank, and the third location in St. Lucie County, Florida.

“Our new Gatlin Boulevard location will allow us to better serve our existing St. Lucie County clients, as well as build new financial relationships in Port St. Lucie and its surrounding communities,” said First Peoples Bank President and CEO, David W. Skiles. Mr. Skiles concluded by saying, “This branch has been in the planning and building stages for over two years and we are excited to expand the concept of ‘People-Centered Banking’ to the Community of Port St. Lucie, Florida, and anticipate meeting the financial needs of both existing and new clients in that market.”

FPB Bancorp, Inc. (NASDAQ Symbol:  FPBI) is a one bank holding company located in Port St. Lucie, Florida.  FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach, and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of  FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc.  does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:                                                      Nancy E. Aumack
                Senior Vice President and Chief Financial Officer
                (772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952